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                                                                    Exhibit 3(f)


                               ADDENDUM NO. 98-1


To the BROKER-DEALER SELLING AGREEMENT ("Agreement") dated February 15, 1994 between The Penn Mutual Life Insurance Company ("Penn Mutual"), Hornor, Townsend, Kent Inc. ("HTK"), and __________________("Firm") . Notwithstanding the representation contained in the Agreement, Firm is not licensed to sell variable annuity and variable life insurance contracts in certain states. This Addendum is only applicable to Penn Mutual variable annuity and variable life insurance products that are approved for sale in the State of _____________.

Penn Mutual and Firm hereby agree that Penn Mutual will pay all compensation due any sales agents of the Firm for business transacted on behalf of Penn Mutual directly to, and in the name of, a compensation manager appointed by Firm, such compensation manager being a duly licensed insurance agent in the State of _________. The State of __________ will not permit Firm to be so licensed because of its form or state of organization.

Firm shall appoint its compensation manager in writing, signed by an officer or partner of Firm who has the authority to bind Firm to this Addendum. Penn Mutual shall direct all payments for business transacted by sales agents of Firm to the named compensation manager until such time as Firm notifies Penn Mutual, in writing, that another compensation manager has been appointed. Firm will properly report all compensation paid to the sales agents on its FOCUS and other reports filed with the Securities and Exchange Commission and National Association of
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Securities Dealers, Inc. Firm will at all times properly supervise the activities of the compensation manager in ________ in a manner consistent with the requirements of the federal securities laws.

The parties hereto agree that the compensation manager will be responsible for the payment of compensation received from Penn Mutual to the sales agents of Firm and that Penn Mutual will have no responsibility therefor. In addition, Firm represents and warrants that all moneys received from Penn Mutual will be distributed by the compensation manager only to duly licensed sales agents who have been appointed with Penn Mutual in accordance with the Agreement and all applicable laws of the State of __________.

Firm agrees to indemnify and hold harmless Penn Mutual from any and all claims, and demands or causes of action that arise out of the compensation manager's negligence, or failure to perform properly the responsibilities set forth in this Addendum. Firm at its own cost will defend any legal proceeding that may be brought against Penn Mutual on any such claims or demands in respect to which Penn Mutual is indemnified and held harmless hereunder, and will satisfy any judgment that may be rendered against Penn Mutual with respect to any such claim or demand. Firm will notify Penn Mutual promptly upon receipt of any such claim or demand which it receives.
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IN WITNESS WHEREOF, the undersigned have executed this Addendum on this _____
day of _______________, ______.

HORNOR, TOWNSEND & KENT, INC.            THE PENN MUTUAL LIFE
                                         INSURANCE COMPANY



By: _____________________________        By: ________________________

Title: ____________________________      Title:_______________________

Name of Firm:  ______________________________

               By: __________________________

               Title: _______________________

The name and tax identification number of the compensation manager who is licensed in the referenced state with Penn Mutual as follows:

Compensation Manager:    _________________

Social Security No.:     _________________

By executing this Addendum in the space below, the compensation manager identified above agrees to be bound by the terms hereof. Further, the undersigned confirms that [he] is duly licensed in the State of __________ to perform the duties that the Addendum contemplates will be performed by the compensation manager. Finally, the undersigned will make available to Penn Mutual, HTK, Firm and any state or federal regulatory authorities the books and records maintained in connection with the duties of the compensation manager.

______________________________
Signature

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